                                                               EXHIBIT (a)(1)(A)
                                                    [Offer to Exchange Document]


                       TERAYON COMMUNICATION SYSTEMS, INC.
                              2952 BUNKER HILL LANE
                              SANTA CLARA, CA 95054
                                 (408) 727-4400

                                OFFER TO EXCHANGE
                               OUTSTANDING OPTIONS
                            TO PURCHASE COMMON STOCK
                                NOVEMBER 6, 2001

                          UPDATED ON NOVEMBER 19, 2001



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                       TERAYON COMMUNICATION SYSTEMS, INC.

                   OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS

             THE OFFER EXPIRES AT 9:00 P.M., PACIFIC STANDARD TIME,
                ON DECEMBER 5, 2001, UNLESS THE OFFER IS EXTENDED

        We are offering Eligible Participants (as described in the Offer below) the opportunity to exchange all outstanding stock options to purchase shares of our Common Stock with a per share exercise price equal to or greater than $9.00 (the "Eligible Options") for grants of our Common Stock. If you wish to accept this offer, you must exchange all of your stock options that we granted to you on or after May 1, 2001, even if the exercise price of those stock options is less than $9.00 per share.

        We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the attached Summary of Terms (which together, as they may be amended from time to time, constitute the "Offer"). This Offer is not conditioned upon a minimum number of options being exchanged, although if you elect to participate, you will be required to exchange ALL options granted to you since May 1, 2001. This Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD OFFER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO OFFER YOUR ELIGIBLE OPTIONS.

        Shares of our Common Stock are quoted on the Nasdaq National Market under the symbol "TERN." On November 15, 2001, the closing price of our Common Stock as reported on the Nasdaq National Market was $13.09 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

        You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of the Offer to Exchange or related documents to Trudi Stringer, via email at stockoptions@terayon.com or by telephone at (408) 919-5825

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    IMPORTANT

        To accept this Offer, YOU MUST COMPLETE THE ELECTION FORM FOUND ON THE WEBSITE CREATED FOR THIS OFFER AT WWW.TERAYON.COM/LOGIN.HTML AND SUBMIT IT IN ACCORDANCE WITH ITS INSTRUCTIONS BEFORE 9:00 P.M., PACIFIC STANDARD TIME, ON DECEMBER 5, 2001, or a later expiration date if we extend the Offer (the "Expiration Date"). You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Options for exchange. However, you will be required to return your stock option agreements upon our request.

        IF YOU ACCEPT THIS OFFER, THE NUMBER OF SHARES YOU WILL RECEIVE WILL BE LESS THAN THE NUMBER OF SHARES YOU COULD PURCHASE BY EXERCISING YOUR ELIGIBLE OPTIONS. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from us to you is limited to this document and the attached Summary of Terms.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD OFFER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND THE OFFER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.



                                       2.
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                                TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----
SUMMARY OF TERMS...............................................................      1

THE OFFER......................................................................      8
1.      Number of Options; Expiration Date ....................................      8
2.      Purpose of the Offer ..................................................      9
3.      Procedures ............................................................     10
4.      Change in Election ....................................................     11
5.      Acceptance of Options for Exchange and Cancellation and Award
        of Stock Bonuses ......................................................     11
6.      Conditions of the Offer ...............................................     12
7.      Price Range of Common Stock ...........................................     14
8.      Source and Amount of Consideration; Terms of Stock Bonuses ............     14
9.      Interests of Directors and Executive Officers; Transactions and             16
        Arrangements Involving the Options.....................................
10.     Status of Options Acquired by Us in the Offer; Accounting
        Consequences of the Offer..............................................     17
11.     Legal Matters; Regulatory Approvals ...................................     18
12.     Material U.S. Federal Income Tax Consequences .........................     18
13.     Extension of Offer; Termination; Amendment ............................     20
14.     Fees and Expenses......................................................     21
15.     Information About Us...................................................     21
16.     Risk Factors ..........................................................     23
17.     Additional Information ................................................     24
18.     Forward Looking Statements; Miscellaneous .............................     25

SCHEDULE A--Information about the Directors and Executive Officers
    of Terayon Communication Systems, Inc. ....................................     27

APPENDIX A - Addenda for Employees Located Outside the United States...........     28

                                SUMMARY OF TERMS

        The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of the Offer to Exchange document and the accompanying documents because the information contained in this summary is not complete. We have included references to the relevant sections of this Offer where you can find a more complete description of the topics than in this Summary of Terms.

Q1      WHAT IS THE OFFER TO EXCHANGE PROGRAM?

        The Offer to Exchange Program is a voluntary program permitting employees and members of the Company's Board of Directors (each an "Eligible Participant") to offer to exchange their stock options with exercise prices of $9.00 or greater (the "Eligible Options") for shares of our Common Stock. The number of shares of Common Stock that you will receive in exchange for your Eligible Options will depend on the exercise price of your Eligible Options, the number of option shares underlying your Eligible Options and the price of our Common Stock. We will not issue any fractional shares of Common Stock. Instead, we will round down the number of shares of Common Stock and pay you cash for the fractional share. The amount paid for the fractional share will be based on the price of our Common Stock. The shares of Common Stock that will be granted to you if we accept your Eligible Options for exchange will be awarded as a stock grant on December 6, 2001, which is the day after the Offer expires on December 5, 2001, or a later date if we extend the Offer. (See Sections 1 and 8 of the Offer.)

Q2      WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

        We are offering to exchange all Eligible Options that are currently outstanding under our 1997 Equity Incentive Plan (the "1997 Plan"), 1998 Non-Employee Directors' Stock Option Plan (the "1998 Plan") and 1999 Non-Officer Equity Incentive Plan (the "1999 Plan" and together with the 1997 Plan and 1998 Plan, the "Plans") that are held by Eligible Participants. If you wish to accept this Offer with respect to any Eligible Option, you must exchange ALL of the stock options granted to you on or after May 1, 2001, even if those stock options have an exercise price less than $9.00 per share. (See Sections 3 and 5 of the Offer.)

Q3      WHY ARE WE MAKING THE OFFER?

        We are making this Offer to compensate and motivate our employees . A cornerstone of our success has been the retention and motivation of our employees. Since many of our outstanding options have exercise prices that are significantly higher than the current market price of our Common Stock, they are unlikely to be exercised and provide any compensation to employees I the foreseeable future. We feel it is appropriate to offer this exchange program in order to compensate our employees. An additional benefit of this Offer is that it mitigates the dilutive effect that outstanding stock options have on our Common Stock by decreasing the number of stock options outstanding. This may have a positive effect on the price of our Common Stock and correspondingly increase the compensation benefit of this Offer. (See Section 2 of the Offer.)

Q4      ARE THERE CONDITIONS TO THE OFFER?

        Yes. The Offer is subject to a number of conditions, including the conditions described in Section 6 of the Offer. However, the Offer is not conditioned on a minimum number of optionholders accepting the Offer or a minimum number of Eligible Options being exchanged. However, if you elect to participate, you will be required to exchange all stock options granted to you since May 1, 2001, even if those stock options have an exercise price less than $9.00 per share.

Q5      WHO CAN PARTICIPATE IN THE EXCHANGE?

        Our employees and members of our Board of Directors. If you are employed by us or are a member of our Board of Directors on the Expiration Date, you may exchange any of your Eligible Options. If your employment with us or membership on our Board of Directors terminates on or before the Expiration Date, you will not be eligible to participate in the Offer and any election that you made to exchange your Eligible Options before your termination will be automatically rejected. (See Section 1 of the Offer.)

Q6 AM I ELIGIBLE TO PARTICIPATE IN THE OFFER IF MY EMPLOYMENT TERMINATES BEFORE THE EXPIRATION DATE?

        No. You are not eligible to participate in the Offer if you are not employed by us or are a member of our Board of Directors on the Expiration Date. Your election to exchange Eligible Options will be automatically rejected if your employment or your membership on our Board of Directors is terminated on or prior to the Expiration Date. (See Section 1 of the Offer.)

Q7 IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

        No, you do not have to exchange all of your Eligible Options. If you have more than one Eligible Option, then you can elect to exchange any or all of them. However, if you elect to exchange any of your Eligible Options, then you must exchange all option shares remaining unexercised under the Eligible Options you choose to exchange, and you must exchange ALL stock options granted to you on or after May 1, 2001, even if the exercise price of those stock options is less than $9.00 per share. (See Section 3 of the Offer.)

Q8      IF MY ELIGIBLE OPTIONS ARE NOT CURRENTLY VESTED CAN I EXCHANGE THEM?

        Yes. Your ability to elect to exchange Eligible Options does not depend on whether those options have vested.

Q9      CAN I EXCHANGE A PORTION OF AN UNEXERCISED ELIGIBLE OPTION?

        No. If you elect to offer to exchange an Eligible Option, you must exchange all option shares remaining unexercised under that Eligible Option.



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

Q10 CAN I EXCHANGE THE REMAINING PORTION OF AN ELIGIBLE OPTION THAT I HAVE PARTIALLY EXERCISED?

        Yes. However, only option shares remaining unexercised under an Eligible Option may be exchanged if you elect to offer to exchange a partially exercised Eligible Option.

Q11 HOW MANY SHARES WILL I RECEIVE IN EXCHANGE FOR THE ELIGIBLE OPTIONS THAT I OFFER TO EXCHANGE?

        The number of shares of our Common Stock that you will receive in exchange for your Eligible Options will vary depending on the exercise prices of your Eligible Options, the number of option shares remaining unexercised under your Eligible Options and the price of our Common Stock. (See Sections 1 and 8 of the Offer.) For those Eligible Participants who elect to participate in the Offer, we will award non-executive officer employees a stock bonus under our 1999 Plan and executive officers and members of our Board of Directors a stock bonus under the 1997 Plan ("Stock Bonus"). (See Section 8 of the Offer.)

Q12     WHEN WILL I RECEIVE MY STOCK BONUS?

        The Stock Bonus will be awarded on December 6, 2001, the day after the Expiration Date (the "Award Date"). The Common Stock awarded under each Stock Bonus will be deposited into your Salomon Smith Barney ACCESS account within seven (7) days of the Award Date. (See Section 5 of the Offer.)

Q13     WHAT WILL BE THE EXERCISE PRICE OF THE STOCK BONUS?

        Nothing. The Stock Bonuses will not have an exercise or purchase price. The Stock Bonuses will be outright grants of stock. IF YOU ELECT TO EXCHANGE ELIGIBLE OPTIONS, YOU WILL RECEIVE ONLY A PORTION OF THE NUMBER OF SHARES YOU COULD HAVE PURCHASED BY EXERCISING YOUR ELIGIBLE OPTIONS. (See Section 8 of the Offer.)

Q14     WHAT WILL BE THE VESTING PERIOD OF THE STOCK BONUS?

        There is no vesting period. The Stock Bonuses will be 100% vested on the Award Date. (See Section 8 of the Offer.)

Q15 WILL I HAVE TO WAIT LONGER TO SELL THE COMMON STOCK AWARDED UNDER MY STOCK BONUS THAN I WOULD UNDER THE ELIGIBLE OPTIONS I EXCHANGED?

        Possibly. You can sell the common stock underlying your Stock Bonus as soon as you receive it. However, you may be able to sell the option shares underlying the Eligible Options sooner if your Eligible Options are vested, you elect not to exchange your Eligible Options and you exercise the vested options for shares of our Common Stock and sell those shares immediately upon exercise. In any event, employees subject to our window trading policy may have to wait longer to sell any portion of the Stock Bonus or may not be able to immediately sell stock received upon exercise of a vested stock option.

Q16 IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, WILL MY ELECTION AFFECT MY EMPLOYMENT OR ANY COMPONENTS OF MY COMPENSATION?

        No. Whether or not you accept or reject the Offer is a personal decision that will not affect your employment with us or any component of your compensation, including your eligibility to receive additional stock option grants in the future. IF YOU ELECT TO PARTICIPATE IN THE OFFER, YOU WILL NOT BE ELIGIBLE TO RECEIVE NEW STOCK OPTION GRANTS FOR AT LEAST SIX (6) MONTHS AND ONE
(1) DAY FROM THE EXPIRATION DATE. PLEASE NOTE, HOWEVER, THAT WE HAVE NO PRESENT INTENTION TO AWARD EXISTING EMPLOYEES, WHETHER OR NOT THEY PARTICIPATE IN THE OFFER, ANY NEW STOCK OPTION GRANTS FOR AT LEAST SIX (6) MONTHS AND ONE (1) DAY FROM THE EXPIRATION DATE.

Q17     WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

        Yes. If you are subject to the tax laws of the United States and participate in the Offer, you will not recognize income for U.S. Federal and State Income Tax purposes at the time your Eligible Options are accepted for exchange and cancelled. However, you will recognize taxable ordinary income equal to the fair market value of the stock subject to the Stock Bonus at the close of the market on the Award Date.

        If you are subject to the tax laws of Israel and participate in the Offer, you will not realize income at the time your Eligible Options are accepted for exchange and cancelled. However, you will realize income under Israeli tax laws equal to the fair market value of the stock subject to the Stock Bonus at the close of the market on the Award Date.

        If you are an employee located outside of the United States and Israel and participate in the Offer, you will need to consult with your own advisor to determine the tax consequences of your election to participate in the Offer. (See Section 12 of the Offer.)

        If you participate in the Offer, you will be subject to and be responsible for paying all applicable income and employment tax withholdings as a condition to receiving your Stock Bonus. You will have the option of paying such withholding taxes by (i) having such taxes deducted from the paycheck(s) issued to you in 2001 after the Award Date; and/or (ii) paying such taxes directly to the Company; and/or (iii) paying such taxes with shares of Common Stock which would be withheld from the shares of Common Stock issuable to you under your Stock Bonus. In the case of (iii) above, the number of shares of Common Stock to be withheld for the payment of withholding taxes would be calculated using the same value per share of Common Stock used to calculate the income realized from the award of the Stock Bonus.

        We recommend that you consult with your tax advisor to determine the tax consequences of accepting the Offer.

Q18 IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

        We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. As such, if you elect not to exchange incentive stock options, we believe that those options will remain incentive stock options. However, the Internal

Revenue Service (the "IRS") may characterize our Offer to you as a "modification" of those Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the IRS that such options have been modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of such options to be treated as nonqualified stock options.

        If you choose not to exchange your Eligible Options and you have been granted incentive stock options, we recommend that you consult with your tax advisor to determine the tax consequences of the exercise of those options and the sale of the Common Stock that you will receive upon exercise. (See Section 12 of the Offer.)

Q19 WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

        The Offer expires on the Expiration Date, which is scheduled to be December 5, 2001, at 9:00 p.m., Pacific Standard Time, unless we extend it.

        Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 5:00 p.m., Pacific Standard Time, on the Expiration Date. (See Section 13 of the Offer.)

Q20     HOW DOES THE OFFER WORK? PLEASE PROVIDE ME WITH AN EXAMPLE.

        Employee received an option for 10,000 shares at $100 per share when he was hired on March 22, 2000. Employee hasn't exercised any of his option. Employee elects to exchange the Eligible Option and completes and submits the Election Form.

        To calculate the number of shares of Common Stock that Employee will receive as a Stock Bonus, we multiply 10,000 by $0.05, which is the per share price we are paying for option shares with an exercise price of $100. We will then divide the $500 by $10, which we will assume is the average stock price of our Common Stock during the last ten consecutive trading days prior to the expiration of the Offer, to determine the number of shares that Employee will receive as his Stock Bonus. Employee will receive 50 shares of Common Stock as his Stock Bonus. On the Stock Bonus grant date, Employee will realize taxable income equal to 50 (the number of shares he receives as a Stock Bonus) multiplied by the closing market value of our Common Stock on the date of grant, which value, in all likelihood, will differ from the average price used to calculate the number of shares of Common Stock underlying the Stock Bonus.

Q21 HOW DOES PAYING TAXES WITH SHARES OF COMMON STOCK FROM MY STOCK BONUS WORK? PLEASE PROVIDE ME WITH AN EXAMPLE.

        Using the example illustrated above in Question 20, Employee will realize taxable income equal to 50 (the number of shares Employee receives as a Stock Bonus) multiplied by the closing market value on our Common Stock on the date of grant. If Employee elects to pay his income and employment taxes by using a portion of his Stock Bonus, the number of Shares withheld will be calculated by using the same price per share used to calculate the income that you will realize.

        For purposes of this illustration, let's assume that the closing market value of our Common Stock on the date of grant is $9.50 and any income Employee recognizes will be taxed at a rate of 50% (which includes federal and state tax, social security, medicare and social disability insurance). Employee will recognize income of $475, will need to pay taxes in the amount of $237.50 and will need to use 25 shares of Common Stock underlying the Stock Bonus to pay the taxes.

Q22     WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER?

        If you want to participate in the Offer, YOU NEED TO COMPLETE THE ELECTION FORM FOUND AT WWW.TERAYON.COM/LOGIN.HTML AND SUBMIT IT IN ACCORDANCE WITH ITS INSTRUCTIONS BEFORE 9:00 P.M., PACIFIC STANDARD TIME, ON THE EXPIRATION DATE. Election Forms MUST BE SUBMITTED before 9:00 p.m., Pacific Standard Time, on the Expiration Date. Any Election Forms submitted after 9:00 p.m., Pacific Standard Time, on the Expiration Date will be rejected by us.

        If you have questions about participating in this Offer or delivering your Election Form, you may contact Trudi Stringer at (408) 919-5825 or by e-mail at stockoptions@terayon.com. You should review the Offer to Exchange, the Election Form and all of the attachments to the tender offer statement on Schedule TO, filed with the SEC on November 6, 2001, before making your election.

        If we extend the Offer beyond the current Expiration Date of December 5, 2001, then you must complete and submit the Election Form before the extended expiration of the Offer. We may reject any Eligible Options offered for exchange to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the Offer, we currently expect to accept all properly exchanged Eligible Options promptly after 9:00 p.m., Pacific Standard Time, on the Expiration Date. IF YOU DO NOT SUBMIT THE ELECTION FORM BEFORE THE OFFER EXPIRES, IT WILL HAVE THE SAME EFFECT AS IF YOU REJECTED THE OFFER. (See Section 3 of the Offer.)

Q23 DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION OR WITHDRAW FROM PARTICIPATING IN THE OFFER?

        You may change your previous election or withdraw from participating in the Offer altogether at any time before 9:00 p.m., Pacific Standard Time, on the Expiration Date. To change your election or withdraw, you must complete the Election Form found at www.terayon.com/login.html and submit it according to its instructions before the Offer expires. You may change your election or withdraw as many times as you want. The last Election Form you submit will govern whether your Eligible Options are offered for exchange. (See Section 4 of the Offer.)

Q24 WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?

        Nothing. If you do not elect to participate in the Offer, or if we do not accept the options you elect to exchange, you will keep all of your current options, and no changes will be made to them. However, if you currently have incentive stock options that are Eligible Options under this Offer and you do not elect to participate in the Offer, see Question 17 above. Furthermore, if you do not elect to participate in the Offer, or if we do not accept the options you elect to exchange, you will not receive a Stock Bonus.

Q25     WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

        For additional information or assistance, you should contact Trudi Stringer via e-mail at stockoptions@terayon.com or by telephone at (408) 919-5825.



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

                                    THE OFFER

        Defined terms not explicitly defined in the Offer but defined in the preceding Summary of Terms shall have the same definitions as in the Summary of Terms.

1.      NUMBER OF SHARES; EXPIRATION DATE.

        We are offering to grant Stock Bonuses in exchange for Eligible Options held by Eligible Participants. Eligible Options are all outstanding options with an exercise price per share equal to or greater than nine dollars ($9.00) that were granted under the Plans. See Section 8 of this Offer for a description of the calculation of the number of shares of Common Stock you will receive as a Stock Bonus upon exchange of your Eligible Options. Eligible Participants are our employees who remain employed on the Expiration Date and members of our Board of Directors who remain on the Board of Directors on the Expiration Date.

        You may exchange one or more or all of your Eligible Options, but you may not exchange less than all option shares remaining unexercised under a particular Eligible Option. If you elect to exchange any Eligible Options, you must exchange ALL stock options granted to you on or after May 1, 2001, even if the exercise price of those options is less than $9.00. Our Offer is subject to the terms and conditions described in this Offer. We will only accept Eligible Options that are properly exchanged and not validly withdrawn in accordance with
Section 5 of this Offer before the Expiration Date.

        All Stock Bonuses will be awarded under our 1999 Plan for all non-executive officer employees and under our 1997 Plan for all executive officers and members of our Board of Directors.

        The Expiration Date of this Offer is 9:00 p.m., Pacific Standard Time, on December 5, 2001, unless and until we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 13 of this Offer for a description of our rights to extend, delay, terminate and amend the Offer.

        We will publish a notice if we decide to take any of the following actions:

        - increase or decrease the amount of consideration that we will give you in exchange for your Eligible Options;

        - increase or decrease the number of Eligible Options to be exchanged in the Offer; or

        -       extend or terminate the Offer.

        If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer for a period of ten (10) business days after the date the notice is published.

        A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.      PURPOSE OF THE OFFER.

        We are making this Offer in order to compensate employees and further our corporate policies of motivating and retaining employees. and are unlikely to be exercised in the foreseeable future. We would like to exchange these stock options for Stock Bonuses to provide compensation to our employees and allow them to participate with our stockholders in the growth of our Common Stock.

        An additional benefit of this Offer is to decrease the number of stock options that we have outstanding under our stock options plans and the corresponding dilution to our Common Stock. Any positive effect on the price of our Common Stock from the corresponding decrease in dilution will increase the compensatory benefit of the Stock Bonuses to our employees.

        The Board of Directors has approved the Offer. If you elect to participate in this Offer, the number of shares you will receive will be less than the number of shares you could purchase by exercising your Eligible Options. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial or tax situation.

        We presently have no plans or proposals that relate to or would result in:

(a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)     any material change in our present dividend rate or policy;

(d) any change in our management, including a change to the material terms of employment of any executive officer;

(e) any change in our present Board of Directors, including a change in the number or term of directors or to fill any existing Board of Director vacancies;

(f)     any other material change in our corporate structure or business;

(g) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(h) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(i) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(j) the acquisition by any person of any material amount of our securities or the disposition of any material amount of securities; or

(k) any change in our Certificate of Incorporation or Bylaws, or any actions which may impede the acquisition of control of us by any person.

        Neither we nor our Board of Directors makes any recommendation as to whether you should accept this Offer, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Options.

3.      PROCEDURES.

        MAKING YOUR ELECTION. To make your election to participate in the Offer, you must make your election, complete the Election Form found at ww.terayon.com/login.html, which was created for this Offer, and submit the Election Form in accordance with its instructions before the Expiration Date. Election Forms MUST BE SUBMITTED before 9:00 p.m., Pacific Standard Time, on the Expiration Date. You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be cancelled automatically if we accept your Eligible Options for exchange. You will be required to return your stock option agreements upon our request. The delivery of the Election Form and any other required documents are at the sole risk of the optionholder. Delivery will be deemed made only when actually received by us.

        DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our sole discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or exchanged Eligible Options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the exchanged Eligible Options. Otherwise, we will accept properly and timely exchanged Eligible Options that are not validly withdrawn. We may waive any or all of the conditions of the Offer for all Eligible Participants. We may waive any defect or irregularity in any Election Form with respect to any particular Eligible Option or any particular optionholder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the optionholder exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

        OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you elect to exchange your Eligible Options and you do so according to the procedures described above, you will have accepted the Offer. Once we accept Eligible Options that are properly offered for exchange, a binding agreement between you and us will be formed on the terms and subject to the conditions of this Offer.

        Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the Expiration Date all properly exchanged options that have not been validly withdrawn.

4.      CHANGE IN ELECTION.

        You may only change your election by following the procedures described in this Section 4.

        You may change your election at any time before 9:00 p.m., Pacific Standard Time, on the Expiration Date. If we extend the Offer beyond that time, you may change your election at any time until the extended expiration of the Offer.

        To change your election, you MUST SUBMIT an Election Form, found at www.terayon.com/login.html, before the Offer expires. The Election Form must be properly completed by you in accordance with its instructions and must clearly indicate whether you elect to accept or reject the Offer. The last Election Form submitted to us will govern your acceptance or rejection of the Offer.

        Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Election Forms. Our determinations of these matters will be final and binding.

5.      ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND AWARD OF STOCK
        BONUSES.

        On the terms and subject to the conditions of this Offer and as promptly as practicable following the Expiration Date, we will timely accept the Eligible Options for exchange and cancel all Eligible Options properly offered for exchange and not validly withdrawn before the Expiration Date. The Stock Bonuses will be awarded on the Award Date.

        If you are not employed by us or are not a member of our Board of Directors as of the Expiration Date, you will not be eligible to participate in the Offer or receive a Stock Bonus. If you offer to exchange Eligible Options and then your employment or membership on the Board of Directors terminates on or before the Expiration Date, the Eligible Options you offered to exchange will be rejected because you will not be an Eligible Participant.

        We will give you notice of our acceptance for exchange and cancellation of all Eligible Options validly offered for exchange and not properly withdrawn as of the Expiration Date. We will notify you on or prior to the Expiration Date or as soon as possible thereafter if we reject your election. If you are not notified of a rejection and you receive notice of our acceptance for exchange and cancellation of all Eligible Options validly exchanged and not properly withdrawn, you may assume that on the Expiration Date that your properly executed and delivered Election Form has been accepted. After we accept Eligible Options for exchange and cancellation, we will send each optionholder who accepted the Offer a letter confirming the Stock Bonus that has been awarded to the optionholder.

6.      CONDITIONS OF THE OFFER.

        We will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Option that you elect to exchange, in each case if at any time before the Expiration Date, we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange, including, but not limited to, the following:

        - any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the exchanged Eligible Options, the issuance Stock Bonuses, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

        - any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                (a) make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Stock Bonuses or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

                (b) delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Stock Bonuses for some or all of the exchanged Eligible Options;

                (c) materially impair our ability to provide employees with compensation by decreasing the value of the Stock Bonuses or otherwise; or

                (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

        -       there is:

                (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

                (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

        - another person publicly makes or proposes a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us, or we learn that:

                (a)     any person, entity or "group," within the meaning of
                        Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities Exchange Commission ("SEC") on or before the Expiration Date;

                (b)     any such person, entity or group that has filed a
                        Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

                (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

        - any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

        - the Internal Revenue Service characterizes our Offer to you as a modification of the Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the Internal Revenue Service that your Eligible Options have been modified could extend the Eligible Options' holding period to qualify for favorable tax treatment and cause a portion of your Eligible Options to be treated as nonstatutory stock options. In order to avoid this risk, we are retaining the right to choose whether or not to accept your Eligible Options for exchange.

        The conditions to the Offer are for our benefit. We may assert the conditions to the Offer in our discretion before the Expiration Date and we may waive the conditions to the Offer, other than those subject to applicable law, at any time and from time to time before the Expiration Date, whether or not we waive any other condition to the Offer. Accordingly, your Eligible Options (and the related stock option agreement) will be cancelled if, and only if, we accept your Eligible Options for exchange.

        Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this
Section 6 will be final and binding upon everyone.

        We currently expect that we will accept promptly after the Expiration Date all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn.

7.      PRICE RANGE OF COMMON STOCK

        Our Common Stock is quoted on the Nasdaq National Market under the symbol "TERN." The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the Nasdaq National Market. (For comparison, all stock prices prior to May 8, 2000 are divided by two to account for the 2 for 1 stock split that occurred prior to market open on May 8, 2000.)

                            Quarter ended                               High              Low
                            -------------                             ---------        ---------
        Fiscal Year 2001
          December 31, 2001 (through November 14, 2001) ......        $   13.11        $    6.75
          September 30, 2001 .................................        $    7.55        $    3.98
          June 30, 2001 ......................................        $    7.60        $    2.36
          March 31, 2001 .....................................        $   9.125        $    3.50
        Fiscal Year 2000
          December 31, 2000 ..................................        $ 41.9375        $  3.5156
          September 30, 2000 .................................        $ 81.9375        $   30.25
          June 30, 2001 ......................................        $  100.00        $   28.00
          March 31, 2000 .....................................        $ 142.625        $   27.25

        Fiscal Year 1999
          December 31, 1999 ..................................        $   37.50        $  18.875
          September 30, 1999 .................................        $ 28.8125        $  15.625
          June 30, 1999 ......................................        $   30.25        $ 13.1875
          March 31, 1999 .....................................        $ 25.0625        $  12.875

        As of November 15, 2001, the last reported sale price of our Common Stock, as reported by the Nasdaq National Market, was $13.09 per share.

        We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

8.      SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF STOCK BONUSES.

        CONSIDERATION. You will receive a Stock Bonus consisting of non-restricted fully vested shares of Common Stock in exchange for your Eligible Options. The shares of Common Stock underlying the Stock Bonus are freely tradable, with the exception of our trading window restrictions. The number of shares of Common Stock that will be issued to you as the Stock Bonus will be calculated based on the following factors: (i) the exercise price of your Eligible Options; (ii) the number of option shares underlying your Eligible Options; and (iii) the Ten Day Average Price (as discussed below).

The number of shares underlying the Stock Bonus are calculated as follows: (i) each Eligible Option offered for exchange will receive a certain monetary value derived by multiplying (A) the number of option shares remaining unexercised under the Eligible Option by (B) a price per share based on the exercise price of the Eligible Option (as listed in the table below); (ii) the sums payable for all of the Eligible Options offered by an Eligible Participant will be added together; and (iii) the resulting sum will be divided by the average of the closing sales prices of our Common Stock as reported on the Nasdaq National Market for each of the ten consecutive trading days immediately preceding the Expiration Date (the "Ten Day Average Price"). Each option share underlying each Eligible Option will receive the following monetary value based on the exercise price of the Eligible Option:

--------------------------------------------------------------------------------
EXERCISE PRICE OF ELIGIBLE OPTION                 PRICE PER SHARE
--------------------------------------------------------------------------------
$9.00 - $25.00                                    $0.50
--------------------------------------------------------------------------------
$25.01 - $35.00                                   $0.25
--------------------------------------------------------------------------------
$35.01 - $50.00                                   $0.10
--------------------------------------------------------------------------------
$50.01 and above                                  $0.05
--------------------------------------------------------------------------------

        If you elect to exchange any Eligible Options, you must exchange all stock options granted to you on or after May 1, 2001, even if the exercise price of those options is less than $9.00 per share. The number of shares underlying the Stock Bonus attributable to the exchange of stock options granted to you on or after May 1, 2001, will be calculated in the same manner as for Eligible Options and with a price per share of fifty cents ($0.50).

        We will not issue any fractional shares of Common Stock as part of the Stock Bonus. Instead, we will round down the number of shares of Common Stock and pay you cash for the fractional share. The amount paid for the fractional share will be based on the Ten Day Average Price.

        If you received your Eligible Option prior to May 8, 2000, the exercise price and the number of shares outstanding have been adjusted in our records as a result of the 2 for 1 stock split on May 8, 2000. You may obtain a record of your Eligible Options via your Salomon Smith Barney ACCESS online account. If you have difficulty accessing your online account, please send an email to stockoptions@terayon.com or contact Trudi Stringer at (408) 919-5825.

        If all of the Eligible Participants elect to exchange all of the outstanding Eligible Options, we will award Stock Bonuses for a total of approximately 261,930 shares of our Common Stock if the Ten day Average Price is $10.00. The Common Stock awarded pursuant to the Stock Bonuses would equal approximately .004 of the total shares of our Common Stock outstanding as of October 31, 2001.

        TERMS OF STOCK BONUSES. All Stock Bonuses will be issued under the 1999 Plan for all non-executive officer employees and under our 1997 Plan for all executive officers and members of the Board of Directors.

        The award of Stock Bonuses under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

        The following description of the 1999 Plan and 1997 Plan is a summary, and is not complete. These statements are subject to, and are qualified in their entirety by reference to all provisions of the 1999 Plan and the 1997 Plan. Stock Bonuses will be subject to the terms and conditions of the 1999 Plan and 1997 Plan under which they will be awarded, as applicable. Additional information about the 1999 Plan and 1997 Plan may be found in the respective S-8 Registration Statement and related Prospectus prepared in connection with the 1999 Plan and 1997 Plan. Please contact Trudi Stringer at (408) 919-5825 or by email at stockoptions@terayon.com to request copies of the 1999 Plan, the 1997 Plan and related Prospectuses. Copies will be provided promptly and at our expense.

                General. The 1999 Plan was adopted in September 1999. As of October 31, 2001, there were 28,500,000 shares of Common Stock reserved for issuance under the 1999 Plan. The 1997 Plan was adopted in March 1997. As of October 31, 2001, there were 10,370,000 shares of Common Stock reserved for issuance under the 1997 Plan.

                Administration. The Board of Directors administers the 1999 Plan and 1997 Plan unless it has delegated administration to a committee. The Board of Directors has the authority to construe, interpret and amend the 1999 Plan and 1997 Plan.

                Vesting; Time of Transfer or Sale. Your Stock Bonus will be immediately 100% vested and not subject to repurchase.

           Tax Consequences. You should refer to Section 12 of the Offer for a discussion of the U.S. Federal Income Tax consequences of the Stock Bonuses and the Eligible Options, as well as the consequences of accepting or rejecting the Stock Bonus under this Offer to Exchange.

        REGISTRATION OF STOCK BONUS SHARES. All shares of Common Stock awarded pursuant to Stock Bonuses have been registered under the Securities Act of 1933, as amended, on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered to be our "affiliate", you will be able to sell your Stock Bonus shares free of any transfer restrictions under applicable securities laws.

9. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE OPTIONS.

        A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of November 1, 2001, our executive officers and non-employee directors (seven (7) persons) as a group held options outstanding under the Plans and pursuant to individual stock option awards made outside the Plans to purchase a total of 4,121,834 shares of our Common Stock. This represented approximately 12.9%, of the shares subject to all options outstanding under the Plans and awards made outside of the Plans as of that date. Executive officers and non-employee directors as a group hold options to purchase 2,013,917 shares of our Common Stock that eligible for exchange pursuant to this Offer. The following table sets forth the beneficial ownership of each of our executive officers and directors of options outstanding as of November 1, 2001.

                             NUMBER OF OPTIONS TO     PERCENTAGE OF TOTAL ELIGIBLE
NAME OF BENEFICIAL OWNER     PURCHASE COMMON STOCK       OPTIONS OUTSTANDING
Dr. Zaki Rakib                    1,600,000                       13%

Shlomo Rakib                      1,600,000                       13%

Alek Krstajic                     190,830                         1.6%

Christopher J. Schaepe            173,000                         1.4%

Lewis Solomon                     199,000                         1.6%

Mark A. Stevens                   149,000                         1.2%

Carol Lustenader                  210,004                         1.7%

        The following are, to the best of our knowledge, the only transactions that members of our Board of Directors, our executive officers or the affiliates of any of our directors or executive officers engaged in which involved options to purchase our Common Stock or involved a purchase of our Common Stock during the 60 days prior to this Offer to Exchange:

        - No member of our Board of Directors or executive officer nor any of their affiliates has been issued an option grant to purchase shares of Common Stock under the Plans during the 60 days prior to this Offer to Exchange;

        - No member of our Board of Directors or executive officer nor any of their affiliates has exercised an option for shares of Common Stock under the Plans during the 60 days prior to this Offer to Exchange; and

        - No member of our Board of Directors or executive officer nor any of their affiliates has purchased shares of Common Stock under the our 1998 Employee Stock Purchase Plan during the 60 days prior to this Offer to Exchange.

10. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

        Eligible Options that have been granted under the Plans and that we acquire in connection with the Offer will be cancelled and the shares of Common Stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the Plans without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our Common Stock is then quoted or listed.

        We believe that we may record a compensation expense as a result of the Offer because we will award shares of Common Stock pursuant to the Stock Bonuses for no consideration other than the exchange of the Eligible Options;

11.     LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to award Stock Bonuses is subject to conditions, including the conditions described in Section 6 of the Offer.

12.     MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

        If you are an employee located outside the United States, please refer to Appendix A to this Offer for tax information that may be relevant to you. The following is a general summary of the material U.S. Federal Income Tax consequences of the exchange of Eligible Options and the grant of Stock Bonuses under the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders.

        Federal Tax Consequences of Stock Bonuses. You will recognize income for federal income tax purposes as a result of the grant of the Stock Bonus. You will recognize ordinary income equal to the fair market value of the stock subject to the Stock Bonus on the date of grant. This amount will be subject to income and employment tax withholding. You will have the option of paying such withholding taxes by (i) having such taxes deducted from the paycheck(s) issued to you in 2001 after the Award Date; and/or (ii) paying such taxes directly to the Company; and/or (iii) paying such taxes with shares of Common Stock which would be withheld from the shares of Common Stock issuable to you under your Stock Bonus. In the case of (iii) above, the number of shares of Common Stock to be withheld for the payment of withholding taxes would be calculated using the same value per share of Common Stock used to calculate the income realized from the award of the Stock Bonus.

        Any gain or loss recognized on the sale of the stock subject to your Stock Bonus will be taxed as a capital gain or loss, which will be short term or long term capital gain depending on how long you have held the stock. If you hold the stock more than one year, you will recognize long term capital gain or loss. If you hold the stock one year or less, you will recognize short term capital gain or loss.

        Federal Income Tax Consequences of Incentive Stock Options. We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. However, if you choose not to accept the Offer, it is possible that the IRS would assert that your right to exchange your Eligible Options that are incentive stock options under this Offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

        If you have received incentive stock options from us in the past, you should not have realized taxable income when the incentive stock options were granted to you. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you purchase under the option exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in the Plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

        If you sell Common Stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the Common Stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted and (b) more than one year after the date the incentive stock option was exercised.

        If the disposition of the Common Stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the Common Stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short term capital gain, depending on whether or not the Common Stock was sold more than one year after the option was exercised.

        If you pay the exercise price of an incentive stock option by returning shares of Common Stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the Common Stock returned to pay the exercise price will be treated as having a substituted tax basis for an equivalent number of shares of Common Stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the Common Stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

        If you sell Common Stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, Common Stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

        Federal Income Tax Consequences of Nonqualified Stock Options. If you have received nonqualified stock options from us in the past, you should not have realized taxable income when the nonqualified stock options were granted to you.. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

        If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, unless the shares were acquired pursuant to the exercise of an incentive stock option and the applicable holding periods summarized above were not met, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

        The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and this capital gain or loss will be treated as long term capital gain or loss if you held the shares for more than one year following exercise of the option.

        We recommend that you consult your tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

13.     EXTENSION OF OFFER; TERMINATION; AMENDMENT.

        We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any options surrendered or exchanged by announcing the extension and giving oral or written notice of the extension to the optionholders.

        Prior to the Expiration Date, in order to terminate or amend the Offer, we may postpone accepting for cancellation any Eligible Options if any of the conditions specified in Section 6 of the Offer occur. In order to postpone the acceptance for cancellation of any Eligible Option, we must announce the postponement and give oral or written notice of the postponement to the

Eligible Participants. Our right to delay accepting for cancellation of Eligible Options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

        As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to the Eligible Participants or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Offer.

        We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued no later than 5:00 p.m., Pacific Standard Time, on the Expiration Date. Any announcement relating to the Offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

        If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

        - increase or decrease what we will give you in exchange for your Eligible Options; or

        - increase or decrease the number of Eligible Options to be exchanged in the Offer.

        If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten (10) business days after the date the notice is published.

14.     FEES AND EXPENSES.

        We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange such options pursuant to this Offer.

15.     INFORMATION ABOUT US.

        Our principal executive offices are located at 2952 Bunker Hill Lane, Santa Clara, California 95054 and our telephone number is (408) 727-4400. Our web site address is www.terayon.com. The information on our web site is not a part of this Offer.

        We develop, market and sell broadband access systems that enable cable operators and other providers of broadband services to cost-effectively deploy reliable voice, video and data services over cable, copper wire and satellite systems. Information concerning our business including our background, solution, strategy, products and services, technology, strategic relationships, marketing and sales, product development, competition and employees, as well as the financial information, included in our Annual Report on Form 10-K405 for the fiscal year ended December 31, 2000, as amended by the Form 10-K/A filed with the SEC on April 30, 2001 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, is incorporated by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 17 - "Additional Information."

        Set forth below is a selected summary of our financial information. The selected historical consolidated statement of operations data for the year ended December 31, 2000 and the nine months ended September 30, 2001 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K405 filed on April 2, 2001, which were audited by Ernst & Young LLP, independent auditors, and our Quarterly Report on Form 10-Q filed on November 14, 2001. The information below should be read together with our consolidated financial statements and related notes.


                            CONDENSED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              SEPTEMBER 30,     DECEMBER 31,       DECEMBER 31,
                                                                  2001              2000               1999
                                                              -------------     ------------       ------------
Current assets ........................................        $  427,761        $  749,498        $  143,440
Noncurrent assets .....................................            56,847           677,229           157,796
                                                               ----------        ----------        ----------
        Total assets ..................................        $  484,608        $1,426,727        $  301,236
                                                               ==========        ==========        ==========

Current liabilities ...................................        $  125,086        $  201,560        $   31,066
Noncurrent liabilities ................................           204,763           522,486            11,515
Stockholders' equity ..................................           154,759           702,681           258,655
                                                               ----------        ----------        ----------
        Total liabilities and stockholders' equity ....        $  484,608        $1,426,727        $  301,236
                                                               ==========        ==========        ==========

                       CONDENSED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        YEAR ENDED                        NINE MONTHS ENDED
                                                        DECEMBER 31,                        SEPTEMBER 30,
                                                 ---------------------------         ---------------------------
                                                    2000              1999              2001              2000
                                                 ---------         ---------         ---------         ---------
Total revenues ..........................        $ 339,549         $  97,009         $ 199,320         $ 276,657
Cost of goods sold ......................          289,531            72,044           205,552           201,579
                                                 ---------         ---------         ---------         ---------
Gross profit (loss) .....................           50,018            24,965            (6,232)           75,078
Operating expenses ......................          237,495            94,053           740,108           169,844
                                                 ---------         ---------         ---------         ---------
Loss from operations ....................         (187,477)          (69,088)         (746,340)          (94,766)
Net loss ................................        $(180,767)        $ (64,080)        $(557,622)        $ (89,212)
                                                 =========         =========         =========         =========

Basic and diluted loss from
   operations per share .................        $   (3.06)        $   (1.67)        $  (10.79)        $    1.50
Basic and diluted net loss per share ....        $   (2.95)        $   (1.55)        $   (8.23)        $    1.50

Shares used in computing basic and
   diluted per share amounts ............           61,349            41,260            67,723            59,347


        Our earnings were insufficient to cover fixed charges in the years ended December 31, 1999 and 2000 and the nine month period ended September 30, 2001. Additional earnings of $64.1 million, $167.2 million and $547.8 million were necessary to provide a 1:1 coverage ratio for the years ended December 31, 1999 and 2000 and for the period ended September 30, 2001, respectively. For the purpose of these calculations, "earnings" consist of income before taxes, plus fixed charges, and "fixed charges" consist of interest expense incurred and the portion of rental expense deemed by us to be representative of the interest factor of rental payment under leases.

        Our book value per share was $2.26 as of September 30, 2001.

        The financial information included in our Annual Report on Form 10-K405 for the fiscal year ended December 31, 2000 is incorporated by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 17 - "Additional Information."

16.     RISK FACTORS.

        Information concerning risk factors included in our Annual Report on Form 10-K405 for the fiscal year ended December 31, 2000 and our Quarterly Report filed on Form 10-Q with the SEC on November 14, 2001 is incorporated by reference. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

17.     ADDITIONAL INFORMATION.

        We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

        (a) our Annual Report on Form 10-K405 for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001, as amended by the 10-K/A filed with the SEC on April 30, 2001;

        (b) our definitive proxy statement for our 2001 Annual Meeting of Stockholders, filed with the SEC on May 17, 2001;

        (c) our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2001, filed with the SEC on May 15, 2001;

        (d) Our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2001, filed with the SEC on August 14, 2001; and

        (e) Our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2001, filed with the SEC on November 14, 2001.

The SEC file number for these filings is 000-24647. These filings, our other annual, quarterly and current reports, our proxy statement and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.            500 West Madison Street
Room 1024                         Suite 1400
Washington, D.C. 20549            Chicago, Illinois 60661

        You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

        Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

        Our Common Stock is quoted on the Nasdaq National Market under the symbol "TERN," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

        We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                                 Trudi Stringer
                       Terayon Communication Systems, Inc.
                              2952 Bunker Hill Lane
                              Santa Clara, CA 94954

or by telephoning us at (408) 727-4400 between the hours of 9:00 a.m. and 9:00 p.m., Santa Clara, California local time.

        As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

        The information contained in this Offer about us should be read together with the information contained in the documents to which we have referred you.

18.     FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

        This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of
Section 27A of the Securities Act and 21E of the Securities Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in Section 16 of this document. More information about factors that potentially could affect our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on 10-K405 for the year ended December 31, 2000, our definitive proxy materials for the 2001 Annual Meeting of Stockholders and our Quarterly Reports filed on Form 10-Q with the SEC on May 15, 2001, August 14, 2001, and November 14, 2001.

        If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

        The Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from us is limited to this document and the attached Summary of Terms.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD OFFER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY OF TERMS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR

REPRESENTATION TO YOU OR FIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.



              Terayon Communication Systems, Inc. November 19, 2001

                                   SCHEDULE A

            INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF
                       TERAYON COMMUNICATION SYSTEMS, INC.

Our directors and executive officers and their positions and offices as of October 31, 2001, are set forth in the following table:

NAME                            AGE    PRINCIPAL OCCUPATION/POSITION HELD WITH US
Dr. Zaki Rakib                  43     Chief Executive Officer, Secretary and Director
Shlomo Rakib                    44     President, Chief Technical Officer and Chairman of the
                                       Board of Directors
Alek Krstajic                   38     Director
Christopher J. Schaepe          38     Director
Lewis Solomon                   68     Director
Mark A. Stevens                 41     Director
Carol Lustenader                47     Chief Financial Officer

        The address of each director and executive officer is c\o Terayon Communication Systems, Inc., 2952 Bunker Hill Lane, Santa Clara, CA 95054.

        Biographies for certain of our executive officers and directors are set forth in our Annual Report on Form 10-K405 for the fiscal year ended December 31, 2000 are incorporated by reference herein.

        Carol Lustenader joined us in March 1999 as our Director of Finance (Financial Planning and Analysis) and was later promoted to Group Director, Financial Planning and Analysis and then Vice President of Finance. In November 2001, she was promoted to Chief Financial Officer. Prior to joining us, from December 1997 to October 1998, Ms. Lustenader was Manager of Financial Planning, Corporate Controller and Chief Executive Officer of GigaLabs, Inc., a provider of high performance input/output switching solutions. From August 1995 until December 1997, Ms. Lustenader was Manager of Financial Planning and Analysis at Clarify, Inc., a provider of front office automation systems. Prior to that, Ms. Lustenader held a variety of senior financial management positions at Nellcor Puritan Bennett Incorporated, Pyramid Technology Corporation and Xerox Corporation. Ms. Lustenader holds a B.A. in Music from Wells College and a M.B.A. degree from the University of Rochester.

                                   APPENDIX A

             ADDENDA FOR EMPLOYEES LOCATED OUTSIDE THE UNITED STATES

If your country is not listed in this Appendix A, then we have not identified specific issues that are related to your country. Please consult with our own advisors for additional country-specific information.

                  ADDENDUM FOR EMPLOYEES IN THE CZECK REPUBLIC

TAX INFORMATION

This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

If you offer your Eligible Options for exchange, we do not believe that the cancellation of the Eligible Options will be a taxable event under the tax laws in the Czech Republic. However, you will recognize taxable income equal to the fair market value of the Common Stock subject to the Stock Bonus on the Award Date under the tax laws in the Czech Republic.

You will be subject to tax on the gain, if any, when you later sell your Stock Bonus shares, unless you hold the shares for more than six months from the Award Date in which case there will be no tax on the gain. According to the Czech Ministry of Finance, this gain will be the difference between the purchase price (not the fair market value of the shares on the Award Date) and the subsequent sale price. Under current laws, although the issue is not entirely clear, Terayon is not responsible for tax, social security and health contributions withholding and reporting on the taxable income subject to the Stock Bonus on the Award Date. You will be responsible for reporting the spread and paying the taxes in your annual tax return.

Please note that tax laws change frequently and vary with individual circumstances. Please consult a tax advisor to determine the tax considerations relevant to your participation in the Offer.

                        ADDENDUM FOR EMPLOYEES IN ISRAEL

TAX INFORMATION

This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.

If you offer your Eligible Options for exchange, we do not believe that the cancellation of the Eligible Options will be a taxable event under Israeli tax laws. However, you will recognize taxable income equal to the fair market value of the Common Stock subject to the Stock Bonus on the Award Date under the Israeli tax laws. Additionally, you will have to pay taxes on the capital gains that resulted from the difference between the fair market value of the Common Stock subject to the Stock Bonus on the Award Date and the price of the Common Stock upon your sale of the Common Stock.

Please note that tax laws change frequently and vary with individual circumstances. Please consult a tax advisor to determine the tax considerations relevant to your participation in the Offer.